CLARK, WILSON
Barristers & Solicitors
Patent & Trade-Mark Agents


  HSBC Building, 800 - 885 West Georgia St.,
Vancouver BC  V6C 3H1  Canada  Tel.:
(604) 687-5700  Fax:  (604) 687-6314
 Associated with:  Eiko Sogo Law Office, Attorneys & Counsellors at Law, Osaka,
    Japan.  Some lawyers at Clark, Wilson practice through law corporations.


December  23,  1999
VirtualSellers.com,  Inc.
120  North  LaSalle  Street
Chicago,  IL  60602
Ladies  and  Gentlemen:

          We are counsel to VirtualSellers.com, Inc. (the "Company"), a Canadian corporation, and have assisted in the preparation of the Registration Statement of the Company on Form S-8 (the "Registration Statement") covering 1,000,000 common shares (the "Shares") in the capital of the Company granted or issuable pursuant an Employment Agreement, dated June 15, 1999 (the "Agreement"), between the Company and Mr. Everett Palmer.

          We have examined originals or copies, certified or otherwise identified to our satisfaction of the resolutions of the directors of the Company with respect to the matters herein. We have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have for the purposes of this opinion assumed the genuineness of all signatures examined by us, the authenticity of all documents and records submitted to us as originals and the conformity to all original documents of all documents submitted to us as certified, photostatic or facsimile copies.

          Based upon and subject to the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that each Share to be issued and sold by the Company pursuant to the Registration Statement will be, when sold and paid for pursuant to the terms of the Agreement, validly issued, fully paid and non-assessable.

          This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act 1933, as amended. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

Yours  truly,

CLARK,  WILSON

Per: /s/ Clark, Wilson